Exhibit 99.1

SuRo Capital Corp. Third Quarter 2024 Preliminary Investment Portfolio Update

Continues to Execute on AI Strategy with Significant New Investments

Net Asset Value Anticipated to be $6.50 to $7.00 Per Share

NEW YORK, NY, October 10, 2024 (GLOBE NEWSWIRE) – SuRo Capital Corp. (“SuRo Capital”, the “Company”, “we”, “us”, and “our”) (Nasdaq: SSSS) today provided the following preliminary update on its investment portfolio for the third quarter ended September 30, 2024.

“For over a decade, SuRo Capital has been the public’s gateway to curated venture capital. This access, once reserved only for venture capitalists, has provided exposure to some of the largest, most compelling, and highly sought after private companies in the world before they become publicly traded. Our current portfolio offers exposure to the infrastructure for artificial intelligence, growing consumer brands, and exciting consumer and enterprise software names, among others,” said Mark Klein, Chairman and Chief Executive Officer of SuRo Capital.

Mr. Klein continued, “This year has been one of the most active investment periods for SuRo Capital in the last decade. During the quarter, we made a $17.5 million investment in OpenAI (via ARK Type One Deep Ventures Fund LLC), one of the largest artificial intelligence developers in the world, and increased our position in CoreWeave, an AI cloud computing provider, via a $5.0 million secondary transaction. Subsequent to quarter-end, we made a $12.0 million investment in VAST Data (via IH10, LLC), an AI infrastructure data platform focused on providing enhanced productivity and simple data management for the AI-powered world, and increased our investment in CoreWeave with an additional $5.0 million secondary,” said Mark Klein, Chairman and Chief Executive Officer of SuRo Capital.

“With these new investments and our existing investment in CW Opportunity 2 LP we have invested nearly $55.0 million into some of the leading AI infrastructure companies. Given AI’s significant addressable market, we believe dedicating a significant portion of our portfolio to AI infrastructure will prove to be successful for our shareholders,” Mr. Klein continued.

“Finally, during the quarter, our Board of Directors approved a repurchase program of up to $35.0 million for our 6.00% Notes due 2026 and the issuance of up to $75.0 million of private 6.50% Convertible Notes due 2029, with an initial issuance of up to $25.0 million. We believe the refinancing of a portion of our current debt to a longer-dated convertible instrument with favorable terms strengthens our balance sheet, provides greater flexibility to invest capital beyond 2026, and will ultimately maximize shareholder value in the long term,” concluded Mr. Klein.

As previously reported, SuRo Capital’s net assets totaled approximately $162.3 million, or $6.94 per share, at June 30, 2024, and approximately $212.0 million, or $8.41 per share, at September 30, 2023. As of September 30, 2024, SuRo Capital’s net asset value is estimated to be between $6.50 to $7.00 per share, based on presently available information.

Investment Portfolio Update

As of September 30, 2024, SuRo Capital held positions in 36 portfolio companies – 32 privately held and 4 publicly held, some of which may be subject to certain lock-up provisions.

During the three months ended September 30, 2024, SuRo Capital made the following investments:

Portfolio Company	Investment	Transaction Date	Amount(1)
OpenAI Global, LLC – ARK Type One Deep Ventures Fund LLC(2)	Convertible Equity via Class A Interest	9/25/2024	$17.5 million
CoreWeave, Inc.	Common Shares	9/26/2024	$5.0 million

(1)	Amount invested does not include any capitalized costs or prepaid management fees or fund expenses, if applicable.
(2)	SuRo Capital is invested in the Convertible Equity of OpenAI Global, LLC through its investment in the Class A Interest of ARK Type One Deep Ventures Fund LLC. ARK Type One Deep Ventures Fund LLC’s sole portfolio asset for Class A Interest holders is the Convertible Equity of OpenAI Global, LLC.

During the three months ended September 30, 2024, SuRo Capital exited or received proceeds from the following investments:

Portfolio Company	Transaction Date	Quantity	Average Net Share Price(1)	Net Proceeds	Realized Gain/(Loss)
Churchill Sponsor VII LLC	8/18/2024	N/A	N/A	$-	$(0.3 million)
OneValley, Inc. (f/k/a NestGSV, Inc.)(2)	8/29/2024	N/A	N/A	$3.0 million	$(6.6 million)
PSQ Holdings, Inc. (d/b/a PublicSquare) – Public Common Shares(3)	Various	359,845	$2.82	$1.0 million	$0.7 million
SPBRX, INC. (f/k/a GSV Sustainability Partners, Inc.)(4)	9/30/2024	N/A	N/A	$0.4 million	$(6.8 million)
YouBet Technology, Inc. (d/b/a FanPower)(5)	8/22/2024	N/A	N/A	$-	$(0.8 million)

(1)	The average net share price is the net share price realized after deducting all commissions and fees on the sale(s), if applicable.
(2)	On August 29, 2024, SuRo Capital sold its remaining position in OneValley, Inc. (f/k/a NestGSV, Inc.).
(3)	As of September 30, 2024, SuRo Capital held 1,616,187 remaining PSQ Holdings, Inc. (d/b/a PublicSquare) public common shares.
(4)	On September 20, 2024, SPBRX, INC. (f/k/a GSV Sustainability Partners, Inc.) dissolved its business and made a final distribution.
(5)	Investment made through SuRo Capital Sports, LLC.

Subsequent to quarter-end through October 10, 2024, SuRo Capital made the following investments:

Portfolio Company	Investment	Transaction Date	Amount(1)
CoreWeave, Inc.	Series A Preferred	10/8/2024	$5.0 million
VAST Data, Ltd. – IH10, LLC(2)	Series B Preferred via Membership Interest	10/9/2024	$12.0 million

(1)	Amount invested does not include any capitalized costs or prepaid management fees or fund expenses, if applicable.
(2)	SuRo Capital is invested in the Series B Preferred Shares of VAST Data, Ltd. through its investment in the Membership Interest of IH10, LLC. IH10, LLC’s sole portfolio asset is interest in the Series B Preferred Shares of VAST Data, Ltd. through a special purpose vehicle.

SuRo Capital’s liquid assets were approximately $39.5 million as of September 30, 2024, consisting of cash and securities of publicly traded portfolio companies not subject to lock-up restrictions at quarter-end.

As of September 30, 2024, there were 23,378,002 shares of the Company’s common stock outstanding.

Convertible Note Purchase Agreement

On August 6, 2024, SuRo Capital entered into a Note Purchase Agreement (the “Note Purchase Agreement”), by and between the Company and the purchaser identified therein (the “Purchaser”), pursuant to which we may issue up to a maximum of $75.0 million in aggregate principal amount of 6.50% Convertible Notes due 2029 (the “Convertible Notes”). Pursuant to the Note Purchase Agreement, on August 14, 2024 we issued and sold, and the Purchaser purchased, $25.0 million in aggregate principal amount of the Convertible Notes (the “Initial Notes”). Under the Note Purchase Agreement, upon mutual agreement between the Company and the Purchaser, we may issue additional Convertible Notes for sale in subsequent offerings to the Purchaser (the “Additional Notes”), or issue additional notes with modified pricing terms (the “New Notes”), in the aggregate for both the Additional Notes and the New Notes, up to a maximum of $50.0 million in one or more private offerings.

Interest on the Convertible Notes will be paid quarterly in arrears on March 30, June 30, September 30, and December 30, at a rate of 6.50% per year, beginning September 30, 2024. The Convertible Notes will mature on August 14, 2029, and may be redeemed in whole or in part at any time or from time to time at our option on or after August 6, 2027 upon the fulfillment of certain conditions. The Convertible Notes will be convertible into shares of our common stock at the Purchaser's sole discretion at an initial conversion rate of 129.0323 shares of our common stock per $1,000 principal amount of the Convertible Notes, subject to adjustments and limitations as provided in the Note Purchase Agreement. The net proceeds from the offering of the Convertible Notes will be used to repay outstanding indebtedness, make investments in accordance with our investment objective and investment strategy, and for other general corporate purposes. The Note Purchase Agreement includes customary representations, warranties, and covenants by the Company.

Subsequent to quarter-end, pursuant to the Note Purchase Agreement, on October 9, 2024 we issued and sold, and the Purchaser purchased, $5.0 million in aggregate principal amount of the Additional Notes. The Additional Notes are treated as a single series with the Initial Notes and have the same terms as the Initial Notes. The Additional Notes are fungible and rank equally with the Initial Notes. Upon issuance of the Additional Notes, the outstanding aggregate principal amount of our Convertible Notes became $30.0 million.

Note Repurchase Program

On August 6, 2024, SuRo Capital’s Board of Directors approved a discretionary note repurchase program (the “Note Repurchase Program”) which allows the Company to repurchase up to 46.67%, or $35.0 million in aggregate principal amount, of our 6.00% Notes due 2026 (the “6.00% Notes”) through open market purchases, including block purchases, in such manner as will comply with the provisions of the Investment Company Act of 1940, as amended (the "1940 Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As of September 30, 2024, we had repurchased 1,010,136 of the 6.00% Notes due 2026 under the Note Repurchase Program.

Subsequent to quarter-end through October 10, 2024, we repurchased an additional 201,446 of the 6.00% Notes due 2026 under the Note Repurchase Program. The aggregate principal dollar amount of 6.00% Notes that may yet be repurchased by SuRo Capital under the Note Repurchase Program is approximately $4.7 million.

Share Repurchase Program

Under the Share Repurchase Program, the Company may repurchase its outstanding common stock in the open market, provided it complies with the prohibitions under its insider trading policies and procedures and the applicable provisions of the 1940 Act and the Exchange Act.

Since inception of the Share Repurchase Program in August 2017, SuRo Capital has repurchased over 6.0 million shares of its common stock for an aggregate purchase price of approximately $39.3 million. This does not include repurchases under various tender offers during this time period. The dollar value of shares that may yet be purchased by SuRo Capital under the Share Repurchase Program is approximately $20.7 million. The Share Repurchase Program is authorized through October 31, 2024.

Preliminary Estimates and Guidance

The preliminary financial estimates provided herein are unaudited and have been prepared by, and are the responsibility of, the management of SuRo Capital. Neither our independent registered public accounting firm, nor any other independent accountants, have audited, reviewed, compiled, or performed any procedures with respect to the preliminary financial data included herein. Actual results may differ materially.

The Company expects to announce its third quarter ended September 30, 2024 results in November 2024.

Forward-Looking Statements

Statements included herein, including statements regarding SuRo Capital's beliefs, expectations, intentions, or strategies for the future, may constitute "forward-looking statements". SuRo Capital cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements. All forward-looking statements involve a number of risks and uncertainties, including the impact of any market volatility that may be detrimental to our business, our portfolio companies, our industry, and the global economy, that could cause actual results to differ materially from the plans, intentions, and expectations reflected in or suggested by the forward-looking statements. Risk factors, cautionary statements, and other conditions which could cause SuRo Capital's actual results to differ from management's current expectations are contained in SuRo Capital's filings with the Securities and Exchange Commission. SuRo Capital undertakes no obligation to update any forward-looking statement to reflect events or circumstances that may arise after the date of this press release.

About SuRo Capital Corp.

SuRo Capital Corp. (Nasdaq: SSSS) is a publicly traded investment fund that seeks to invest in high-growth, venture-backed private companies. The fund seeks to create a portfolio of high-growth emerging private companies via a repeatable and disciplined investment approach, as well as to provide investors with access to such companies through its publicly traded common stock. SuRo Capital is headquartered in New York, NY and has offices in San Francisco, CA. Connect with the company on X, LinkedIn, and at www.surocap.com.

Contact

SuRo Capital Corp.

(212) 931-6331

IR@surocap.com